Exhibit 99.1

Motorsport Games Reports Fourth Quarter & Full Year 2021 Financial Results

MIAMI, March 30, 2022 -- Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for its fourth quarter and fiscal year ended December 31, 2021. The Company has also posted a 2021 Year End Review video and Q4 ‘21 and fiscal year-end earnings slides highlighting key milestones that occurred in the period, which are accessible on the Company’s investor relations website.

Dmitry Kozko, Chief Executive Officer of Motorsport Games, commented, “We head into 2022 with an incredible arsenal of world-class IP, following a transformational year for our Company in which we went public, expanded organically and through acquisitions and we launched new major NASCAR-branded gaming experiences. January 2022 brought our full-release of KartKraft racing for PCs, as well as a significant user experience upgrade to our rFactor 2 racing simulation game. Our Esports team delivered world class events for the Le Mans Virtual Series, culminating in the 24 Hours of Le Mans Virtual Event in January 2022, and we held the inaugural 2022 INDYCAR Pro-challenge in February 2022. Between our existing IP, our emerging esports business and our global presence, we are confident we have put together an exciting product roadmap that we believe will create a diversified and multi-layered, high quality revenue base in the future and that we will resolve our liquidity headwinds.”

Kozko added, “Motorsport Games is fundamentally opposed to the current situation in Ukraine, and we firmly stand in support of democracy, freedom and peace. The economic sanctions have, so far, not impacted our productivity. Speed, agility and proactive leadership from our resilient team has allowed us to avoid significant impacts from this catastrophe to our product roadmap. We are executing our business continuity plan and adapting to developments in real-time. However, our primary concern remains the well-being of our colleagues within the region, as we are working to mitigate disruptions and, most importantly, do everything possible to ensure that our employees and their families remain safe.”

Fourth Quarter 2021 and Subsequent Business Update

●	INDYCAR 2022 Esports Pro-challenge. The challenge took place on February 9, 2022, and featured current NTT INDYCAR SERIES drivers, including reigning champion Alex Palou, 4-time Indianapolis 500 champion Helio Castroneves and 2-time series champion Josef Newgarden. This marks the first official INDYCAR-branded esports event since entering into a licensing agreement in July 2021 to produce INDYCAR virtual racing series.

●	Official KartKraft Launch in January 2022. Having acquired the game IP, assets and code from original developer, Black Delta, in March of 2021, the Company officially launched its first KartKraft racing game in January 2022.

●	Le Mans Virtual Series Grand Finale. The Company held the two-day grand finale esports event for the five-round 2021/22 Le Mans Virtual Series in January 2022. This event brought together 50 cars with 200 drivers hailing from 39 different countries. The event was followed by more than 81 million fans on live tv, digital streaming and social media platforms.

●	NASCAR Game for Nintendo Switch. The Company launched NASCAR Heat Ultimate Edition+ for the Nintendo Switch in November 2021. This is the first ever NASCAR title to come to Nintendo Switch.

●	NASCAR 21: Ignition. The Company launched NASCAR 21: Ignition, the newest NASCAR franchise racing game, in October 2021, on PlayStation, Xbox and PC.

Financial Results for the Three Months Ended December 31, 2021

Consolidated revenues were $8.2 million for the three months ended December 31, 2021, compared to $2.9 million for the three months ended December 31, 2020. The increase of $5.3 million, or 180%, was primarily due to the Company’s launch of NASCAR 21: Ignition and its NASCAR game for Nintendo Switch during the fourth quarter of 2021, compared to the 2020 comparable period in which the release of NASCAR Heat 5 occurred during the third quarter of 2020.

Gaming segment revenues were $7.5 million for the three months ended December 31, 2021, compared to $2.9 million for the three months ended December 31, 2020, representing an increase of $4.6 million or 158%. Esports segment revenues were $0.7 million for the three months ended December 31, 2021, compared to $0 for the three months ended December 31, 2020, representing an increase of $0.7 million primarily due to consolidation of the sponsorship income from the Le Mans racing series in 2021. During 2020, the financial results of the Le Mans racing series were accounted for on an equity method basis, whereas 2021 results are fully consolidated following the acquisition of a controlling interest in Le Mans Esports Series Ltd in January 2021.

Net loss was $7.0 million for the three months ended December 31, 2021, as compared to a net loss of $3.0 million for the three months ended December 31, 2020. The $4.0 million decrease was primarily due to higher operating expenses required to develop and release additional new games, partially offset by higher game sales revenues in Q4 2021 when compared to the comparable prior period. The game launch of NASCAR 21: Ignition occurred during the fourth quarter of 2021, while NASCAR Heat 5 was released in the third quarter of 2020.

Adjusted EBITDA loss(1) was $5.4 million for the three months ended December 31, 2021, as compared to Adjusted EBITDA loss of $2.4 million for the three months ended December 31, 2020. The $3.0 million increase in Adjusted EBITDA loss(1) was primarily due to a $5.7 million increase in 2021 operating expenses that the Company invested into developing and marketing its portfolio of games. This was partially offset by a $1.7 million increase in gross profit from higher games sales in Q4 2021 when compared to the comparable prior period, $0.3 million for impairment of intangible assets, $0.3 million increase in depreciation and amortization expense, $0.2 million in acquisition-related expenses and $0.2 million in stock-based compensation.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for the three months ended December 31, 2021 and 2020, respectively:

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
GAAP: Net loss	$(6,999,749)	$(3,053,506)
GAAP: Interest expense, net	192,408	269,173
GAAP: Depreciation and Amortization	567,840	262,450
EBITDA	(6,239,501)	(2,521,883)
IPO related expenses	-	84,699
Acquisition related expenses	248,584	-
Stock-based compensation	241,300	-
Impairment of intangible assets	317,113	-
Adjusted EBITDA	$(5,432,504)	$(2,437,184)

Financial Results for the Year Ended December 31, 2021

Revenues for the fiscal year ended December 31, 2021 were $15.1 million as compared to $19.0 million for the year ended December 31, 2020, reflecting a decline in new product sales in 2021 compared to 2020, stemming primarily from lower sales of the NASCAR 21: Ignition game release in 2021 when compared to sales from NASCAR Heat 5 in 2020, as well as the timing of game releases in 2021 versus 2020. NASCAR Heat 5 was released on July 7th of 2020 and NASCAR 21: Ignition was released late on October 28th of 2021, resulting in nearly four less months of sales from a new release in 2021 versus 2020.

Revenues from the gaming segment were $14.3 million versus $18.8 million for the fiscal years ended December 31, 2021 and 2020, respectively. The game launch of NASCAR 21: Ignition in the fourth quarter of 2021, compared to NASCAR Heat 5 in the third quarter of 2020 was the primary driver for the reduction in games revenues. Revenues from the esports segment were $0.8 million and $0.3 million for the fiscal years ended December 31, 2021 and 2020, respectively. Sponsorship income from the Le Mans virtual race series is the primary reason for the increase in esports revenues, which primarily grew as a result of consolidating the financial results of Le Mans Esports Series Ltd in 2021, following the acquisition of a controlling interest of such entity in January 2021, compared to the equity method of accounting approach used in 2020.

Net loss was $33.7 million for the fiscal year ended December 31, 2021, as compared to a net loss of $0.7 million for the fiscal year ended December 31, 2020. The $33.0 million decrease between 2021 and 2020 was primarily due to $14.8 million of additional operating expenses incurred to develop, market and release a portfolio of new games, $9.7 million of stock-based compensation, $5.3 million of IPO and acquisition-related expenses, a $4.5 million decrease in revenues from game sales during 2021 and an increase of $1.4 million in gains from equity method investment.

Adjusted EBITDA loss(1) was $17.4 million for the fiscal year ended December 31, 2021, compared to Adjusted EBITDA income of $0.9 million for 2020, reflecting lower year-over-year gaming revenues, higher costs to develop new game franchises and the timing of new game releases.

The following table provides a reconciliation from net (loss) to Adjusted EBITDA(1) for the fiscal years ended December 31, 2021 and 2020, respectively:

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
GAAP: Net loss	$(33,704,745)	$(679,854)
GAAP: Interest expense, net	504,156	717,498
GAAP: Depreciation and Amortization	1,785,074	720,179
EBITDA	(31,415,515)	757,823
IPO related expenses	2,947,192	166,910
Acquisition related expenses	2,372,248	-
Gain attributable to equity method investment	(1,370,837)	-
Stock-based compensation	9,726,662	-
Impairment of intangible assets	317,113	-
Adjusted EBITDA	$(17,423,137)	$924,733

Cash Flow and Liquidity

For the year ended December 31, 2021, the Company incurred a net loss of $33.7 million, had negative cash flows from operations of approximately $20.9 million and as of December 31, 2021 had an accumulated deficit of $38.0 million. The Company expects to continue to incur losses for the foreseeable future as it continues to incur significant expenses to develop new game franchises. Accordingly, the Company does not believe the existing cash on hand will be sufficient to fund its operations for at least the next 12 months.

The Company’s future liquidity and capital requirements include funds to support the planned costs to operate its business, including amounts required to fund working capital, support the development and introduction of new products, maintain existing game titles, and certain capital expenditures. The adequacy of its available funds generally depends on many factors, including its ability to successfully develop consumer-preferred new products or enhancements to its existing products, continued development and expansion of the Company’s esports platform and its ability to collaborate with and/or acquire other companies or technologies to enhance and complement the Company’s product offerings.

The Company may choose to raise additional funds during 2022 through a variety of equity and/or debt financing arrangements, as well as by focusing on cost reduction actions. While the Company expects to generate additional liquidity through consummating equity and/or debt financings, as well as by continued cost control initiatives, if sales continue to decline, there can be no assurances that such actions will provide the Company with sufficient liquidity to meet its cash requirements as, among other things, the liquidity can be impacted by a number of factors, including the Company’s level of sales, costs and expenditures, as well as accounts receivable and inventory.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). See the reconciliations of the Non-GAAP Measure to its most directly comparable U.S. GAAP measure in the financial tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net (loss) plus interest (income) expense, depreciation and amortization, less income tax benefit, adjusted to exclude: (i) IPO-related expenses; (ii) acquisition related expenses; (iii) gain attributable to equity method investment resulting from the acquisition of additional equity interest in Le Mans Esports Series Ltd.; (iv) stock-based compensation expenses; and (v) other charges or gains resulting from non-recurring events, if any.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance as Adjusted EBITDA has been adjusted for items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Company’s measures may not be comparable to other similarly titled measures of other companies. Reconciliations of the Non-GAAP Measure to its most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are presented in the tables above.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss its financial results. The live conference call can be accessed by dialing 1 (877) 407-0784 from the U.S. or 1 (201) 689-8560. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, combines innovative and engaging video games with exciting esports competitions and content for racing fans and gamers around the globe. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series across PC, PlayStation, Xbox, Nintendo Switch and mobile, including NASCAR, INDYCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”). Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release, the related conference call and webcast that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) Motorsport Games’ future business, future results of operations and/or financial condition; (ii) the expected future impact of new or planned products or offerings and the timing of launching such products and offerings, including without limitation our belief that we have put together an exciting product roadmap that will create a diversified and multi-layered, high quality revenue base in the future and that we will resolve our liquidity headwinds; (iii) the expected future impact of implementing management strategies and the impact of other industry trends, including without limitation our ability to execute a business continuity plan and adapt to developments real-time; (iv) the ability of the Company to fund future development and operating expenses, including without exception our expectation that the Company will continue to incur losses for the foreseeable future; and (v) our liquidity and capital requirements, including, without limitation, our ability to continue as a going concern, our belief that our existing cash on hand will not be sufficient to fund our operations for at least the next 12 months, our belief that it will be necessary for us to secure additional funds to continue our existing business operations and to fund our obligations, including, without limitation, the Company’s expectation that it may raise additional funds during 2022 through a variety of equity and/or debt financing arrangements, as well as by focusing on cost reduction actions, and our belief that we have access to capital resources, as well as statements regarding our cash flows and anticipated uses of cash. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of the Company’s new game titles, the Company’s experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new product launches, such as due to difficulties or delays in using its product development personnel in Russia due to Russia’s invasion of Ukraine and the related sanctions and/or more restrictive sanctions rendering transacting in the region more difficult or costly and/or difficulties and/or delays arising out of any resurgence of the ongoing and prolonged COVID-19 pandemic; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic events that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment (such as the impact on consumer discretionary spending as a result of significant increases in energy and gas prices which have been increasing since early in 2020), a higher interest rate environment, tax increases impacting consumer discretionary spending and or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending, or adverse developments relating to the Russia invasion of Ukraine; and/or (iv) difficulties and/or delays in resolving our liquidity headwinds, and other unanticipated difficulties in resolving our continuing financial condition and ability to obtain additional capital to meet our financial obligations, including without limitation difficulties in securing funding that is on commercially acceptable terms us or at all, such as our inability to complete in whole or in part any potential debt and/or equity financing transactions, as well as any ability to achieve cost reductions. Factors other than those referred to above could also cause Motorsport Games’ results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) delays and higher than anticipated expenses related to the ongoing and prolonged COVID-19 pandemic; (ii) Motorsport Games’ ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (iii) Motorsport Games’ ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iv) unanticipated operating costs, transaction costs and actual or contingent liabilities; (v) the ability to attract and retain qualified employees and key personnel; (vi) adverse effects of increased competition; (vii) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (viii) Motorsport Games’ ability to protect its intellectual property; and/or (ix) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2021 and 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media

motorsportgames.com	Twitter: @msportgames & @traxiongg

traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg

LinkedIn: Motorsport Games

Twitch: traxiongg

Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Ashley DeSimone

Ashley.DeSimone@icrinc.com

Media:

ASTRSK PR

motorsportgames@astrskpr.com

Appendix:

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Audited)
	Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenues	$8,224,005	$2,933,948	$15,075,530	$19,045,529
Cost of revenues	4,891,905	1,334,389	7,529,155	6,595,872
Gross profit	3,332,100	1,599,559	7,546,375	12,449,657

Operating expenses:
Sales and marketing	3,398,654	1,080,675	6,475,867	3,402,310
Development	3,537,939	1,210,726	9,621,712	4,649,187
General and administrative	2,765,987	2,108,061	25,378,149	4,335,434
Intangible assets impairment	317,113	-	317,113	-
Depreciation and amortization	101,095	11,496	280,192	61,579
Total operating expenses	10,120,788	4,410,958	42,073,033	12,448,510
(Loss) income from operations	(6,788,688)	(2,811,399)	(34,526,658)	1,147
Interest expense	(192,408)	(269,173)	(504,156)	(717,498)
Gain (loss) attributable to equity method investment	-	(1,028)	1,370,837	(70,792)
Other (loss) income, net	(18,653)	28,094	(44,768)	107,289
Net loss	(6,999,749)	(3,053,506)	(33,704,745)	(679,854)
Less: Net (loss) income attributable to non-controlling interest	10,659	(421,440)	(542,754)	1,076,793
Net loss attributable to Motorsport Games Inc.	$(7,010,408)	$(2,632,066)	$(33,161,991)	$(1,756,647)

Net loss attributable to Class A common stock per share:
Basic and diluted	$(0.60)		$(2.91)

Weighted-average shares of Class A common stock outstanding:
Basic and diluted	11,635,897		11,376,754